Exhibit 3(iii)

MILLENNIUM ETHANOL, LLC

CERTIFICATE OF DESIGNATION
CLASS C UNITS

I, the undersigned officer of Millennium Ethanol, LLC, a South Dakota limited liability company, (the “Company “) hereby certify:

That, effective September 30, 2005, Millennium Ethanol, LLC adopted the Millennium Ethanol, LLC Operating Agreement as the limited liability company operating agreement (“Operating Agreement”).

That, effective March 17, 2006, the Company and Rex Radio and Television, Inc.  executed that certain Note Purchase and Purchase Rights Agreement (“Note Purchase Agreement”), pursuant to which certain “Purchase Rights” described therein and below are to be granted to “REX” (as defined in Section 1 below).

That, effective April 14, 2006, pursuant to the authority conferred upon the Board of Managers by the Operating Agreement, the Board of Managers adopted the following resolutions creating “Class C Units” to be issued by the Company, designating the relative rights, preferences, privileges and limitations of the Class C Units, and authorizing the undersigned officer to certify and execute this Certificate of Designation.

WHEREAS, under the Operating Agreement, the Board of Managers is authorized, by the adoption of resolutions and without the approval of the members of the Company, to amend the Operating Agreement to permit the issuance of Class C Units, to establish the number of Class C Units and to fix the designation, relative rights, preferences, privileges and limitations of the Class C Units; and

WHEREAS, the Board of Managers believes it to be in the best interest of the Company to set forth the relative rights, preferences, privileges and limitations of the Company’s Class C Units as set forth below:

Designation of Class C Units

NOW, THEREFORE, BE IT RESOLVED, that the Board of Managers hereby designates a new class consisting of up to 21,176,470 authorized limited liability company units to be issued by the Company as “Class C Units”.  Subject to applicable law and the provisions of the Operating Agreement, as amended by this Certificate of Designation, the Class C Units shall have the rights, preferences, privileges and limitations set forth below.  This Certificate of Designation shall constitute an amendment of the Operating Agreement.  In the event of any conflict between the provisions of this Certificate of Designation and the Operating Agreement, the provisions of this Certificate of Designation shall control.  All other terms and conditions of the Operating Agreement shall remain in full force and effect, applying to the Class C Units as well as the Class A Units established under the Operating Agreement.  All terms used in this Certificate of Designation shall have the meanings ascribed to them in the Operating Agreement, unless specifically defined in this Certificate of Designation.

1.                                      Admission of Rex Radio and Television, Inc. as Class C Member.  Upon exercise of the “Purchase Rights” described below and issuance of Class C Units, Rex Radio and Television, Inc., or its assignee as provided in Article 8.08 of the Note Purchase Agreement (“REX”), will be admitted as a Class C Member of the Company, and the execution of the Purchase Acceptance set forth at the end of this Certificate of Designation by the undersigned officer under authority of the Board of Managers shall constitute prima facie evidence of the admission of REX as a Class C Member pursuant to Section 4.3(b) of the Operating Agreement.  Class C Members must hold a minimum of 2,000 Class C Units.

2.                                      Pari Passu with Class A Units.  Except as expressly provided in this Certificate of Designation, the Interest of the Class C Units and the holders of Class C Units shall be pari passu with and equal in all respects to those of the Class A Units and the holders of Class A Units.  Without limiting the foregoing, and notwithstanding any provision to the contrary in the Operating Agreement, the Company may not (1) create a class or series of units having rights, powers, preferences or privileges greater or superior in any respect to those of the Class C Units or the holders of Class C Units unless the rights, powers, preferences or privileges of the class or series is also identically greater or superior to those of the Class A Units and the holders of Class A Units in exactly the same way and manner and extent; or (2) amend the Operating Agreement or any Appendices thereto if the amendment would modify the limited liability of a Class A and Class C Unit Holder, or the voting rights or Interest of a Class A and C Unit Holder in Profits, Losses, other items of income or loss, or any Distributions unequally where the amendment adversely affects only the Class C Unit Holder.  It is the intention of the Company that, except for those express provisions set forth in this Certificate of Designation, the Interests and rights, powers, preferences and privileges of Class A Units (and the holders of Class A Units) shall be identical to the Interests and rights, powers, preferences and privileges of Class C Units (and the holders of Class C Units), whether with respect to each other or with respect to additional classes of units created under the Operating Agreement.

3.                                      Class C Purchase Rights.

(a)                                  Purchase Rights; Price; Reserve.  REX shall be granted Purchase Rights, which may be exercised from time to time, and at any time, to purchase (in one or more installments): (1) 20,000,000 Class C Units, at 90 cents per Unit, if REX elects to exercise the Purchase Rights; or (2) 21,176,470 Units at 85 cents per Unit if REX agrees to purchase the Units at the request of the Company, but in all events the Purchase Rights total $18,000,000.  Each Class C Unit shall be convertible into one Class A Unit and the Class C Units shall include the same membership voting rights and financial rights, including distribution rights and rights in the profits, losses and capital of the Company, as the Class A Units and/or Class B Units.  The Company shall reserve the Class C Units under this Certificate of Designation for issuance solely to REX upon REX’s exercise of the Purchase Rights.

(b)                                 Expiration.  The Purchase Rights shall expire seven (7) years from the earlier of: (1) the date on which a qualified general contractor certifies the Ethanol Plant as having commenced operation and met its nameplate capacity; or (2) April 1, 2008.

(c)                                  Exercise of Purchase Rights and Purchase of Units.  To exercise its Purchase Rights, REX shall provide at least 30 days prior written notice (a “Purchase Notice”) to the Company of its intent to purchase Units and the number of Units it intends to purchase.  The aggregate purchase price of the Units upon the initial exercise of the Purchase Rights shall not be less than the total of the remaining principal and accrued and unpaid interest on the Note as of the Effective Date (as defined below), but in no event greater than $18,000,000.  Subsequent to REX’s initial exercise of its Purchase Rights, if REX did not initially exercise its Purchase Rights in full, it may thereafter exercise the Purchase Rights in an amount no less than that needed to reach the $18,000,000 cap.  The effective date of the purchase will be the date that is specified in the Purchase Notice (the “Effective Date”).

(d)                                 Purchase of Units.  The purchase price for the Units shall be paid by REX by surrendering the Note to the Company in exchange for the Units to be purchased.  If the total of the remaining principal and accrued and unpaid interest on the Note as of the Effective Date is not sufficient to cover the purchase price for the Units, REX shall pay the balance by: (1) a bank certified or cashier’s check payable to the Company’s order; (2) wire transfer of immediately available funds; or (3) any combination of the foregoing.  Upon receipt of the purchase price for the Units, the Company shall execute the Purchase Acceptance set forth at the end of this Certificate of Designation, and shall issue and deliver to REX, or otherwise in accordance with REX’s written instruction, a certificate or certificates for the number of Units issuable pursuant to the Purchase Notice.

All Units delivered upon exercise of the Purchase Rights shall upon delivery be duly and validly issued and fully paid and nonassessable.

(e)                                  No Purchase Rights Prior to November 1, 2006.  Notwithstanding anything to the foregoing, REX shall not be entitled to exercise its Purchase Rights prior to November 1, 2006, provided, however, REX may exercise the Purchase Rights prior to November 1, 2006 if the Company intends to enter into an agreement to merge, consolidate, sell all or substantially all of its assets or any of its assets outside of the ordinary course of business, liquidate, dissolve, recapitalize or participate in a business combination (all of the foregoing being “Fundamental Changes”).  The Company shall provide ten (10) business days written notice to REX if it intends to enter into an agreement which will result in a Fundamental Change to the Company; and the Lender may exercise its Purchase Rights in no less than one (1) day written notice.

(f)                                    Non-Dilution.  Upon exercise of REX’s Purchase Rights in full, the Units to be issued to REX shall constitute not less than a 32.65% equity interest in the Company (or a 33.92% equity interest in the Company pursuant to Section 3(a)(2) above); and upon any partial exercise of REX’s Purchase Rights, the Units to be issued to REX shall constitute a proportional percentage of the 32.65% equity interest in the Company.

(g)                                 Right to Participate in Future Offerings.  After the Lender exercises its Purchase Rights in whole or in part, in the event that the Company commences an offering to sell Units, the Lender shall have the right, within 30 days of written notice from the Company, on the most favorable terms given to any other investor, including the following principals of the Company, Fremar and Steve Domm, to purchase 32.65% (or such other proportional percentage thereto that reflects REX’s then current total unit ownership in the Company) of such Units offered.

4.                                      Restrictions on Company Distributions.  Until the earlier to occur of: (1) the time as REX has exercised its Purchase Rights in full; or (2) the Note is repaid in full; the Company shall not declare, or pay, any dividends or other distributions to its members: (1) in excess of the Company’s “retained earnings”, from time to time, as determined pursuant to generally accepted accounting principles, consistently applied, by the certified public accountants then servicing the Company; and (2) unless the Company is then current, and not otherwise in default, pursuant to its debt obligations, and covenants, under the Senior Credit Facility and/or the Note.

5.                                      Board Representation.

(a)                                  Initial Appointment of Manager.  Upon execution of the Note Purchase Agreement, REX became entitled to designate one Manager to the Company’s Board of Managers, and such entitlement by REX shall continue so long as the Note Purchase Agreement has not been terminated by its terms.

(b)                                 Additional Appointments Upon Exercise of Purchase Rights.  Upon REX’s exercise of its Purchase Rights, REX shall have the right to appoint designees to the Company’s Board of Managers in an amount proportional to REX’s ownership percentage of the aggregate amount, including all classes, of Units, rounded up to the next whole number of board seats (e.g., if there are seven seats on the Company’s Board of Managers and REX owns more than 28.57% but less than 42.86% of all Units, REX would be entitled to designate three (3) board seats).  This appointment right shall include the Manager appointed under Section 5(a).  Notwithstanding the foregoing, for any vote regarding the removal of Fremar as Manager of the Company by the Board of Managers or any other vote of the Board of Managers pursuant to the Operating Agreement whereby Fremar is precluded from casting a vote, if REX has three (3) or more designees on the Board of Managers, REX’s designees, in total, shall cast one (1) less vote than they would normally be entitled to cast under any other vote of the Board of Managers (i.e., if REX has three (3) designees on the Board, they may cast two (2) votes, if REX has four (4) designees on the Board, they may cast three (3) votes, etc.).  If REX has two or less designees on the Board, REX may at all times cast their full complement of votes.

6.                                      Right of First Refusal to Participate in Future Company Projects.

(a)                                  Participation Rights.  Subject to the terms and conditions of this Section 6, the Company hereby grants to REX a right of first refusal to participate in, up to an ownership percentage of 32.65% (or up to a 33.92% ownership percentage pursuant to Section 3(a)(2) above), any subsequent ethanol and/or bio-diesel fuel projects developed by the Company (each, a “Development”), be it through the issuance of debt or equity securities or otherwise (a “Subsequent Financing”).  The Company shall promptly notify REX of a Subsequent Financing in writing (a “Financing Notice”), such Financing Notice including a term sheet (a “Term Sheet”) setting forth the Company’s proposal for the terms, conditions and pricing of the Subsequent Financing and being no less favorable as any terms offered to any principals of the Company, including Fremar or Steve Domm.  REX shall have 30 days from its receipt of the Financing Notice to exercise its right to participate in the Subsequent Financing.  If REX does not exercise its right to participate, the Company shall thereafter be entitled for the next sixty (60) days to engage in a Subsequent Financing with any other Person on terms no more favorable to the Person than the terms set forth in the Financing Notice.  If the Company does not close on a Subsequent Financing with another Person within such 60-day period, the Company shall repeat the procedures set forth in this Section 6.

(b)                                 Exceptions to Participation Rights.  The provisions of Section 6(a) shall not be applicable to, and no participation rights shall arise as to, additional Capital Contributions or contribution allowance agreements to purchase additional Units made or entered into with respect to:  (1) the issuance of options to purchase Units granted to employees, consultants or Managers of the Company approved by the Board or pursuant to any plan or arrangement approved by the Board, including the issuance of Units upon exercise of the options; (2) securities issued or issuable to lending or leasing institutions in connection with the Company’s debt, equipment leasing or other non-equity financing approved by the Board; (3) securities issued or issuable in connection with a bona fide business acquisition by the Company, whether by plan of merger, consolidation, sale of assets, sale or exchange of equity interests or otherwise; or (4) contributions to be made in a form other than money, provided such non-money contribution shall have been approved by all of the Managers then in office.

7.                                      Tag-Along Rights.

(a)                                  Tag-Along Right.  With respect to any (i) proposed Transfer of a majority in interest of the Units in one or more related transfers in a coordinated sale (for purposes of this Section 7, a “Qualified Sale”) to a Person (for purposes of this Section, the “Proposed Transferee”), or (ii) any Qualified Sale to one or more Proposed Transferees which results in a majority of the Units being owned by one unitholder or an affiliated group, the Board shall not approve the transfer unless REX is allowed to participate in the Qualified Sale (the “Tag-Along Right”) and to include in the Qualified Sale a number of Units of each Class REX owns equal to the percentage of Units being sold compared to the total units in the Company (“Sale Percentage”).  Any Units of any Class purchased from REX pursuant to this Section shall be paid for at the same price per Unit and in the same form of consideration, and shall be purchased on the same terms and conditions, as the Units in the Qualified Sale.

(b)                                 Notice of Proposed Sale.  The Board shall, not less than 30 days prior to a proposed Qualified Sale to which this Section is applicable, give written notice to REX of the proposed Qualified Sale.  The notice (the “Notice of Proposed Qualified Sale”) shall set forth: (1) the number of Units of each Class proposed to be transferred, (2) the name and address of the Proposed Transferee, (3) the maximum and minimum per Unit purchase price with respect to each Class or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Qualified Sale, (4) that the Proposed Transferee has been informed of the Tag-Along Right provided for in this Section and has agreed to purchase Units in accordance with the terms of this Section; and (5) that the initiating sellers (herein, the “Initiating Sellers”) have agreed to consummate the Qualified Sale, subject only to any required regulatory approvals and this Section.

(c)                                  Exercise of Tag Along Right.  The Tag-Along Right may be exercised by REX by giving written notice to the Board (the “Tag-Along Notice”) within 15 days following REX’s receipt of the Notice of Proposed Sale to Members (the “Tag-Along Period”).  If REX does not deliver a Tag-Along Notice to the Board within the Tag-Along Period REX shall be deemed to have waived all of REX’s rights under this Section with respect to inclusion of REX’s Units in the proposed Qualified Sale, and the Initiating Sellers, subject to the participation of REX, if any, shall have the right, for a 180-day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Sellers agree to use its reasonable best efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms which are not materially more favorable to the Initiating Sellers and REX than those set forth in the Notice of Proposed Sale.

(d)                                 Default by Proposed Transferee.  In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of REX’s Interest specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Notice of Proposed Sale, then the Initiating Sellers shall not be permitted to sell its Units to the Proposed Transferee.

(e)                                  Irrevocable Offer.  The offer of REX contained in REX’s Tag-Along Notice shall be irrevocable and, to the extent the offer is accepted, REX shall be bound and obligated to Transfer in the proposed Qualified Sale on the same terms and conditions as the Initiating Sellers, up to the amount of Units as REX shall have specified in REX’s Tag-Along Notice; provided, however, that: (1) if the principal terms of the proposed Qualified Sale change with the result that the per Unit purchase price is less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to REX or the other principal terms are materially less favorable to the Initiating Sellers and REX than those set forth in the Notice of Proposed Sale to REX, REX shall be permitted to withdraw the offer contained in REX’s Tag-Along Notice and shall be released from REX’s obligations, (2) REX shall be obligated to sell only the Sale Percentage of total Units of each Class held by REX equal to the percentage of total Units of the Class being sold by the Initiating Sellers and (3) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for a longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Sellers agree to use its reasonable best efforts to obtain) the Initiating Sellers have not completed the proposed Qualified Sale, REX shall be released from the obligations under REX’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section separately complied with, in order to consummate the Qualified Sale pursuant to this Section.

(f)                                    Classes of Units.  The right of REX to include Units in any Qualified Sale in accordance with this Section shall not be limited to a right to include Units in the Sale which are of the same Class as the Units to be included in the Sale by the Initiating Sellers.

(g)                                 Additional Compliance.  If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Unit purchase price is greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms are materially more favorable to the Initiating Sellers and REX than those set forth in the Notice of Proposed Sale, then, unless REX has exercised their Tag-Along Rights, the Notice of Proposed Sale is null and void, and a separate additional Notice of Proposed Sale must be furnished, and the terms and provisions of this Section separately complied with, in order to consummate the proposed Sale pursuant to this Section.

8.                                          Non-Competitive Activities.  For purposes of Sections 2.9 and 5.3(e) of the Operating Agreement, no activities of REX shall be deemed by the Board of Managers of the Company to be competitive to the Company unless such activity relates to an investment by REX in an ethanol facility that is located within a 50 mile radius of the Company’s ethanol facility in Marion, South Dakota.

9.                                          No Amendment.  This Certificate of Designation may not be amended without the prior written consent of the holder of the Class C Units.

10.                               Class C Member Voting Rights.  The Class C Member is entitled to one (1) vote for each Class C Unit held by the Class C Member.  Except where the Act requires a class vote notwithstanding the Operating Agreement on matters submitted to a vote of the Members of the Company pursuant to Section 4.4 of the Agreement, all votes cast by the Class C Member by virtue of ownership of Class C Units shall be counted with all votes cast by Class A Members by virtue of ownership of Class A Units in determining whether a matter requiring a Member vote has been adopted and approved by the Members.  Except as to matters to which the Act requires a class vote notwithstanding the Operating Agreement, the Class C Units shall not be voted as a class separate from the Class A Units.

11.                               Class Percentage.  For purposes of the Operating Agreement, as amended by this Certificate of Designation, the term “Class Percentage” shall mean the percentages of allocations among the different classes of Units shown on the Unit Ledger attached to the Operating Agreement as Addendum A, as the Unit Ledger is adjusted from time to time in accordance with the Operating Agreement.  The Class Percentage of the Class C Units if fully purchased is 32.65% (or 33.92% pursuant to Section 3(a)(2) above).

12.                               Transfer.  Class C Units are transferable with the approval of the Board of Managers, in accordance with the Operating Agreement, as amended from time to time, and any transfer policies and procedures adopted by the Board of Managers from time to time as provided in the Operating Agreement; provided, however, REX may transfer the Class C Units to any entity controlled by an affiliate of REX or REX’s parent holding company, Rex Stores Corporation, a Delaware corporation, without the approval of the Board of Managers, provided that REX furnishes the Company with a legal opinion from reputable South Dakota counsel covering those matters set forth in Sections 3.1(d), (e), (f) and (h) of the “Unit Transfer Policy” set forth in Appendix C to the Operating Agreement in a manner reasonably satisfactory to the Company.

13.                               Conversion to Class A Units.  The Class C Unitholder shall have the right to convert the Class C Units to Class A Units on a basis of one Class C Unit for one Class A Unit.

14.                               Membership Qualification.  In connection with the establishment of the Class C Units, the Board of Managers does hereby amend Section 4.2(a) of the Operating Agreement to indicate that Class A Members must hold at least 2,000 Class A Units, that Class B Members must hold at least 2,000 Class C Units, and that Class C Members must hold at least 2,000 Class C Units.

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IN WITNESS WHEREOF, I have executed this Certificate and do affirm the foregoing as true and correct, as of this                  day of                         , 2006.

Millennium Ethanol, LLC

By:
(signature)
Its:
Name:
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PURCHASE ACCEPTANCE
OF REX AS MEMBER:

The undersigned officer of Millennium Ethanol, LLC hereby admits Rex Radio and Television, Inc. as a Member of Millennium Ethanol, LLC and the records of the Company shall reflect the Class C Units issued to Rex Radio and Television, Inc.

By:
(signature)
Its:
Name:
(print)
Date: